EXHIBIT 99.1

PERRIGO REPORTS FOURTH QUARTER & FISCAL YEAR 2021 FINANCIAL RESULTS FROM CONTINUING OPERATIONS

Highlights:

•Fourth quarter net sales grew 4.9%, or 5.7% excluding the impact of currency, compared to the prior year to $1.1 billion led by a strong rebound in the demand for cough/cold products.

•Fiscal year 2021 net sales increased 1.2%, or down 0.3% excluding the impact of currency, to $4.1 billion, including a negative impact of 1.7 percentage points from lower net sales of cough/cold products worldwide during the year.

•Fourth quarter GAAP ("reported") diluted earnings per share ("EPS") was $0.24, compared to a net loss per diluted share of $0.39 in the prior year.

•Fourth quarter non-GAAP ("adjusted") diluted EPS increased 27.7% to $0.60.

•Fiscal year 2021 reported diluted net loss per diluted share was $0.98 compared to a net income per diluted share of $0.32 in the prior year.

•Fiscal year 2021 adjusted diluted EPS was $2.06, a decrease of 11.6% from the prior year, including negative impacts per diluted share of $0.37, from lower net sales of cough/cold products and lower plant overhead absorption, and $0.17 from higher input costs.

•Consumer Self-Care Americas ("CSCA") fourth quarter net sales grew 5.0% compared to the prior year, led by a strong rebound in the demand for cough/cold products, bringing fiscal year 2021 net sales growth to flat year-over-year, despite a negative impact of 1.4 percentage points from lower net sales of cough/cold products during the year.

•Consumer Self-Care International ("CSCI") fourth quarter net sales grew 4.6%, or 7.0% excluding the impact of currency, compared to the prior year driven primarily by strength across the cough/cold and dermatological product categories. Fiscal 2021 net sales grew 3.6%, or down 0.4% excluding the impact of currency, as lower net sales of cough/cold products during the year had a negative impact of 2.2 percentage points on growth.

•Completed milestone transformation initiatives during 2021: Divested the generic RX pharmaceutical business, announced the acquisition of HRA Pharma, and significantly reduced uncertainty by settling the Irish Tax assessment.

(1) See attached Appendix for details. Organic net sales growth excludes the effects of acquisitions and divestitures and the impact of currency.

(2) In addition to other non-GAAP adjustments as described in the attached appendix, adjusted profit measures, including adjusted EPS and adjusted operating income, exclude from Q4 2020 and full year 2020 and 2021 certain costs, which are reported in GAAP continuing operations but were previously allocated to the RX business. On a go-forward basis, such costs are either covered by the transition services agreement or have been eliminated following closing. We do not believe such operational costs are representative of the future expenses of our continuing operations. See attached appendix for additional details.

Dublin, Ireland - March 1, 2022 - Perrigo Company plc (NYSE: PRGO) (“Perrigo” or the “Company”), a leading provider of Consumer Self-Care Products, today announced financial results for the fourth quarter and fiscal year ended December 31, 2021. All comparisons are against the prior year fiscal fourth quarter and fiscal year, unless otherwise noted.

President and CEO, Murray S. Kessler commented, “In the face of another year of unprecedented pandemic-related challenges, the Perrigo team achieved the Company’s three primary strategic objectives - divesting the generic RX business, reallocating the sale proceeds to acquire a star consumer self-care asset in HRA Pharma, and significantly reducing uncertainty by favorably settling the Irish Tax assessment. Perrigo's transformation into a focused, consumer-centric Self-Care company is now complete and our focus going forward is on long-term, profitable growth."

Kessler continued, “While our big three strategic objectives were achieved, COVID-19 related business interruption in the form of historically low cough/cold sales early in the year and supply chain disruptions and material price inflation later in the year significantly impacted our 2021 business results. However, sales growth improved sequentially each quarter during 2021 as consumer demand rebounded strongly as the year progressed behind a normalized level of cough, cold and flu illnesses. Actions were also taken to address third quarter supply chain disruptions in the U.S. allowing us to meet strong fourth quarter demand for our customers, albeit at a higher cost. We are entering 2022 with significant topline momentum.”

Kessler concluded, “We are also entering 2022 with a higher level of cost inflation and COVID-19 related productivity challenges, which negatively impacted our second half 2021 gross margin. We expect to overcome these headwinds in the second half of 2022, driven in part by increased pricing, higher volumes and productivity gains. Our guidance reflects strong topline growth and depressed margins in the first half of 2022, anticipating that as gross margin pressure eases and as the highly accretive acquisition of HRA closes by mid-year, Perrigo is poised for turbocharged sales and earnings growth. We are excited about our future and remain confident in our consumer Self-Care strategy. I am especially grateful to all of Perrigo’s employees worldwide who have kept the Company running throughout the pandemic, and also want to acknowledge our Ukrainian colleagues and their families. Our hearts and support are with you."

Refer to Tables I - IV at the end of this press release for a reconciliation of non-GAAP adjustments to the current year and prior year periods and additional non-GAAP information. The Company’s reported results are included in the attached Consolidated Statements of Operations, Balance Sheets and Statements of Cash Flows.

Fourth Quarter 2021 Perrigo Results from Continuing Operations

Perrigo net sales for the fourth quarter were $1.1 billion, an increase of $52 million, or 4.9%. Acquisitions accounted for 0.2 percentage points of growth, while unfavorable currency movements offset growth by 0.8 percentage points. Organic net sales growth was 5.5%. Of note, the prior year fourth quarter included six more shipping days than the current quarter.

Net sales in the quarter were driven by 1) the addition of $41 million in contract manufacturing sales to the divested RX business, 2) higher incidences of cough/cold and flu-like illnesses leading to an increase of $38 million in cough/cold sales, 3) higher net sales in the CSCA Nutrition and CSCI Skincare and Personal Hygiene categories, and 4) increased pricing across both Consumer Self-Care segments. These drivers also benefited from new product sales and e-commerce growth.

These increases were partially offset by 1) lower net sales in the CSCA Healthy Lifestyle, CSCI VMS and Global Oral Care categories, 2) discontinued products of $11 million, 3) net unfavorable currency movements of $9 million, and 4) lower net sales in the CSCA Mexico business of $7 million.

Fourth quarter reported operating income was $47 million in 2021 compared to $38 million in 2020. Adjusted operating income increased $15 million, or 12.5%, to $132 million in 2021. This increase was driven by 1) higher profit new products, and 2) lower operating expenses, including planned lower advertising & promotion investments, and Project Momentum cost savings. These results were partially offset by $28 million in lower operating efficiencies, including lower volumes resulting in unfavorable plant overhead absorption, higher materials costs and increased freight expenses.

Reported net income was $32.1 million, or $0.24 per diluted share, compared to a net loss of $52.2 million, or $0.39 per diluted share in the prior year period. Excluding certain charges as outlined in Table I, fourth quarter 2021 adjusted net income was $82 million, or $0.60 per diluted share, compared to $64 million, or $0.47 per diluted share, last year due to the factors described above.

Fourth Quarter 2021 Business Segment Results from Continuing Operations

Consumer Self-Care Americas Segment

CSCA fourth quarter net sales of $736 million increased $35 million, or 5.0%. Primary category drivers are provided below.

Upper Respiratory
Net sales of $137 million increased 26.4% due primarily to higher incidences of cough/cold and flu-like illnesses that led to strong demand for cough/cold products, particularly store brand liquid-based cough/cold and pseudoephedrine-based allergy products.

Digestive Health
Net sales of $131 million were flat due primarily to growth in e-commerce, offset by temporary packaging constraints on a specific product, which is expected to alleviate during the second half of 2022, and timing of shipments in antacids.

Pain & Sleep-Aids
Net sales of $113 million increased 3.4% due primarily to strong demand for children's analgesics products due to higher incidences of cough/cold and flu-like illnesses, partially offset by share declines in the national brand of naproxen sodium, which impacted demand for the store brand version, and lower sales in Mexico.

Nutrition
Net sales of $109 million increased 12.2% due primarily to new product launches within infant formula, including hypoallergenic formula and third-party contract partner formula. Net sales were also driven by growth in U.S. store brand infant formula and continued growth in the oral electrolytes business, partially offset by lower infant formula sales to Canadian customers.

Oral Care
Net sales of $85 million decreased 1.4% due primarily to delayed receipt of products manufactured outside the U.S., leading to unfulfilled customer orders.

Healthy Lifestyle
Net sales of $83 million decreased 13.9% due primarily to the discontinuation of diabetes products and lost distribution of certain smoking cessation products that annualized in the quarter.

Skincare & Personal Hygiene
Net sales of $53 million decreased 3.4% due primarily to lower sales of creams for topical fungal infections and minoxidil, partially offset by growth in e-commerce.

Vitamins, Minerals, and Supplements ("VMS") and Other
Net sales of $26 million increased 43.6% due primarily to contract manufacturing sales to the divested RX business.

Reported operating income was $93 million in 2021 compared to $117 million in 2020. Adjusted operating income decreased $22 million to $110 million driven by lower operating efficiencies, including lower volumes resulting in unfavorable plant overhead absorption, higher materials costs and increased freight expenses. These factors were partially offset by lower operating expenses, including Project Momentum cost savings.

Consumer Self-Care International Segment

CSCI net sales of $369 million increased $16 million, or 4.6% including 0.6 percentage points from acquisitions partially offset by a negative impact of 2.4 percentage points from unfavorable currency movements. Organic net sales growth was a strong 6.4%. Primary category drivers are provided below.

Skincare & Personal Hygiene
Net sales of $86 million increased 13.1%, or 15.7% excluding the impact of currency, driven primarily by increased market share in the ACO skincare franchise, new product launches in the Sebamed skincare portfolio, and the October 30, 2020 acquisition of three Eastern European OTC Dermatology Brands. This growth was partially offset by lower sales in Australia.

Upper Respiratory
Net sales of $82 million increased 29.7%, or 32.6% excluding the impact of currency, as the higher incidences of cough/cold and flu-like illnesses led to strong demand for cough/cold products, particularly Bronchostop, Coldrex and U.K. store brands. New products also drove growth in the quarter.

VMS
Net sales of $55 million decreased 10.6%, or 8.5% excluding the impact of currency, due primarily to strong performance in the prior year period of vitamin D-based products as well as residual impact from the third quarter 2021 recall of certain batches of Davitamon and Abtei.

Pain & Sleep-Aids
Net sales of $53 million decreased 1.8%, or an increase of 0.4% excluding the impact of currency, due primarily to an increase in U.K. store brand, which was offset by lower demand in Italy for Optalidon, a paracetamol-based analgesics product, and lower sales in Australia.

Healthy Lifestyle
Net sales of $39 million decreased 4.7%, or 2.7% excluding the impact of currency, as benefits from competitor supply issues and growing demand for NiQuitin smoking cessation products were more than offset by lower net sales in the XLS Medical weight management franchise due primarily to lower category consumption.

Oral Care
Net sales of $23 million decreased 19.3% or 17.6% excluding the impact of currency, due primarily to delayed receipt of product manufactured outside the E.U., leading to unfulfilled customer orders.

Digestive Health and Other
Net sales of $30 million increased 9.4%, or 12.3% excluding the impact of currency, due primarily to new distribution of Kijimea™, a medical food for the dietary management of irritable bowel syndrome, and higher sales of other distribution brands.

Reported operating income was $13 million in 2021 compared to an operating loss of $13 million in 2020. Adjusted operating income increased $26 million, or 77.7%, to $60 million due primarily to 1) higher gross profit flow-through resulting from increased net sales, and 2) lower operating expenses, including lower planned advertising & promotion investments, and Project Momentum cost savings.

Fiscal Year 2021 Perrigo Results from Continuing Operations

Perrigo net sales for the fiscal year were $4.1 billion, an increase of $51 million, or 1.2%, including positive impacts of 1.5 and 1.1 percentage points from favorable currency movements and acquisitions, respectively. These gains were partially offset by 0.7 percentage points from divestitures. Organic net sales declined 0.7%, including a negative impact of 1.7 percentage points related to lower net sales of cough/cold products worldwide.

Net sales growth was driven by 1) $61 million from contract manufacturing sales to the divested RX business, 2) $46 million from acquisitions, 3) growth in the CSCI Skincare and Personal Hygiene and VMS categories, and in CSCA Nutrition and Skincare & Personal Hygiene categories, 4) $61 million in net favorable currency movements, and 5) increased pricing across both Consumer Self-Care segments. These drivers also benefited from new product sales and strong e-commerce growth. These increases were partially offset by 1) a decline in net sales of $68 million from cough/cold products, 2) discontinued products of $38 million, 3) $29 million from divestitures, and 4) lower net sales in the CSCA Healthy Lifestyle category.

Fiscal year 2021 reported operating income increased $145 million to $410 million, compared to $265 million in 2020. Adjusted operating income decreased $61 million to $479 million in 2021. This decrease was driven by 1) $80 million in lower operating efficiencies, including lower volumes resulting in unfavorable plant overhead absorption, higher materials costs and increased freight expenses, and 2) lower gross profit flow-through, principally from the decline in cough/cold sales. These results were partially offset by 1) the net impact from acquisitions and divestitures, and 2) lower operating expenses, including lower advertising & promotion investments compared to the prior year, and Project Momentum cost savings.

Reported net loss was $131 million, or a loss of $0.98 per diluted share, versus reported net income of $44 million, or $0.32 per diluted share, in the prior year. Excluding certain charges as outlined in Table I, fiscal 2021 adjusted net income was $278 million, or $2.06 per diluted share, versus $320 million, or $2.33 per diluted share, last year due to the factors described above.

Fiscal Year 2021 Business Segment Results from Continuing Operations

Consumer Self-Care Americas Segment

Consumer Self-Care Americas reported net sales of $2.7 billion, flat compared to the prior year, including positive impacts of 0.9 percentage points from acquisitions. Organic net sales declined 1.1%, including a negative impact of 1.4 percentage points due to lower net sales of cough/cold products compared to the prior year. Global supply chain disruptions, including a lack of truck drivers in the U.S. and record backups at global shipping ports, dampened net sales by an additional 1.4 percentage points. Primary category drivers are provided below.

Upper Respiratory
Net sales of $483 million decreased 4.5% due primarily to the historically weak 2020/21 cough/cold season and the recall of an allergy product in the third quarter of 2021. Increased pricing and new products partially offset these declines.

Digestive Health
Net sales of $475 million increased 0.8% due primarily to sales of unique 'national brand better' products, new products and e-commerce. These drivers were mostly offset by competition for a proton pump inhibitor and the re-launch of a national brand acid reducer, which gained market share from competing store brand products.

Pain & Sleep-Aids
Net sales of $405 million decreased 6.7% due primarily to the historically weak 2020/21 cough/cold season, partially offset by higher sales of store brand diclofenac 1%.

Nutrition
Net sales of $402 million increased 3.5% driven by new products, including in the infant formula contract manufacturing business, and continued growth in oral electrolytes. These drivers were partially offset by lower sales in U.S. store brand infant formula due primarily to supply constraints earlier in the year.

Oral Care
Net sales of $312 million increased 8.2% due primarily to one quarter of inorganic growth stemming from the April 2020 acquisition of Dr. Fresh and strong growth in the base business during the first half of 2021. These drivers were partially offset by delayed receipt of product manufactured outside the U.S. in the second half, leading to unfulfilled customer orders.

Healthy Lifestyle
Net sales of $298 million decreased 15.5% due primarily to the discontinuation of diabetes products and lost distribution of certain smoking cessation products that annualized in the fourth quarter.

Skincare & Personal Hygiene
Net sales of $219 million increased 9.3% due primarily to higher sales in the minoxidil franchise and the Scaraway® brand, partially offset by lower sales of creams for topical fungal infections.

VMS and Other
Net sales of $99 million increased 90.4% due primarily to contract manufacturing sales to the divested RX business.

Reported operating income was $207 million in 2021 compared to $465 million in 2020. Adjusted operating income decreased $94 million to $434 million driven by lower operating efficiencies, including lower volumes resulting in unfavorable plant overhead absorption, higher materials costs and increased freight expenses. These factors were partially offset by lower advertising and promotion expenses and Project Momentum cost savings.

Consumer Self-Care International Segment

CSCI net sales of $1.4 billion increased $50 million, or 3.6%, including positive impacts of 4.0 and 1.6 percentage points from favorable currency movements and acquisitions, respectively. These gains were partially offset by 2.1 percentage points from divestitures. Organic net sales growth was flat, including a negative impact of 2.2 percentage points due to lower net sales of cough/cold products compared to the prior year. Primary category drivers are provided below.

Skincare & Personal Hygiene
Net sales increased 12.1%, or 7.2% excluding the impact of currency, to $394 million driven primarily by the October 30, 2020 acquisition of three Eastern European OTC Dermatology Brands, increased market share in the ACO skincare franchise and new product launches in the Sebamed skincare portfolio. These drivers were partially offset by a decline in the anti-parasite portfolio and lower sales in Australia.

Upper Respiratory
Net sales of $226 million decreased 11.3% or 13.7% excluding the impact of currency, due primarily to the historically weak 2020/21 cough/cold season, partially offset by new products.

VMS
Net sales of $217 million increased 8.2%, or 4.0% excluding the impact of currency, due primarily to a strong performance of Granufink, herbal medicines to keep bladder function healthy, and the launch of the Probify line of probiotics.

Pain & Sleep-Aids
Net sales of $202 million increased 6.0%, or 2.1% excluding the impact of currency, as higher sales of U.K. store brand and Tiger Balm were partially offset by declines in other pain products due primarily to the historically weak 2020/21 cough/cold season.

Healthy Lifestyle
Net sales of $179 million increased 8.4%, or 3.7% excluding the impact of currency, as growing demand for NiQuitin smoking cessation products and higher net sales in Australia were partially offset by lower net sales in the XLS Medical weight management franchise due primarily to lower category consumption.

Oral Care
Net sales of $96 million decreased 2.0%, or 5.9% excluding the impact of currency, due primarily to delayed receipt of product manufactured outside the E.U. in the second half of the year, leading to unfulfilled customer orders.

Digestive Health and Other
Net sales of $131 million decreased 2.2%, or 6.1% excluding the impact of currency, due primarily to lower distribution sales in the E.U. partially offset by higher sales in Australia.

Reported operating income was $36 million in 2021 compared to $32 million in 2020. Adjusted operating income increased $13 million, or 6.7%, to $212 million as lower operating expenses, including lower planned advertising & promotion investments compared to the prior year and Project Momentum cost savings, more than offset unfavorable product mix.

Fiscal 2022 Outlook

Based on current currency exchange and spot rates, and excluding expected benefits from the acquisition of HRA Pharma, the Company expects:

•Net sales growth of 3.5% to 4.5%, inclusive of negative impacts of approximately 2.0 percentage points from the planned divestiture of the Latin American businesses and 1.5 percentage points from adverse currency movements,
•Organic net sales growth of 7.0% to 8.0%,
•First half margin compression and second half margin expansion,
•Interest/other expense of approximately $140 million, including assumptions for financing actions expected in the first half of the year,
•An adjusted effective tax rate of approximately 23%,
•Adjusted diluted EPS of $2.10 to $2.30,
•Cash flow from operations as a percentage of adjusted net income of 95% to 105%.

Assuming a June 30, 2022 closing and based on current currency exchange rates, the Company expects the acquisition of HRA Pharma to add:

•Net sales of $170 - $190 million and adjusted diluted EPS of approximately $0.30 in 2022.

The Company cannot reconcile its expected adjusted diluted earnings per share to diluted earnings per share under "Fiscal 2022 Outlook" without unreasonable effort because certain items that impact net income and other reconciling metrics are out of the Company's control and/or cannot be reasonably predicted at this time.

About Perrigo

Perrigo Company plc (NYSE: PRGO) is a leading provider of Consumer Self-Care Products and over-the-counter (OTC) health and wellness solutions that enhance individual well-being by empowering consumers to proactively prevent or treat conditions that can be self-managed. Perrigo is the largest store brand OTC player in the U.S. in the categories in which it competes through more than 9,000 SKUs under customer ‘own brand’ labels. Additionally, Perrigo is a Top 10 OTC company by revenue in Europe, where it markets more than 200 branded OTC products throughout 28 countries. Visit Perrigo online at www.perrigo.com.

Webcast and Conference Call Information

The conference call will be available live via webcast to interested parties in the investor relations section of the Perrigo website at http://perrigo.investorroom.com/events-webcasts or by phone at 888-317-6003, International 412-317-6061, and reference ID # 3221228. A taped replay of the call will be available beginning at approximately 12:00 P.M. (EST) Tuesday, March 1, until midnight Tuesday, March 8, 2022. To listen to the replay, dial 877-344-7529, International 412-317-0088, and use access code 1209247.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements.” These statements relate to future events or the Company’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the Company or its industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “forecast,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or the negative of those terms or other comparable terminology. The Company has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While the Company believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company’s control, including: the effect of the coronavirus (COVID-19) pandemic and its variants and the associated supply chain impacts on the Company’s business; general economic, credit, and market conditions; the outbreak of war between Russian and Ukraine, including the imposition of sanctions related thereto, or escalation of conflict in other regions where we do business; future impairment charges; customer acceptance of new products; competition from other industry participants, some of whom have greater marketing resources or larger market shares in certain product categories than the Company does; pricing pressures from customers and consumers; resolution of uncertain tax positions, including the Company’s appeal of the draft and final Notices of Proposed Assessment (“NOPAs”) issued by the U.S. Internal Revenue Service and the impact that an adverse result in any such proceedings would have on operating results, cash flows, and liquidity; pending and potential third-party claims and litigation, including litigation relating to the Company’s restatement of previously-filed financial information and litigation relating to uncertain tax positions, including the NOPAs; potential impacts of ongoing or future government investigations and regulatory initiatives; potential costs and reputational impact of product recalls or sales halts; the impact of tax reform legislation and healthcare policy; the timing, amount and cost of any share repurchases; fluctuations in currency exchange rates and interest rates; the Company’s ability to achieve the benefits expected from the sale of its Rx business and the risk that potential costs or liabilities incurred or retained in connection with the transaction may exceed the Company’s estimates or adversely affect the Company’s business or operations; the consummation and success of the proposed acquisition of HRA Pharma and the ability to achieve the expected benefits thereof, including the risk that the parties fail to obtain the required regulatory approvals or to fulfill the other conditions to closing on the expected timeframe or at all, the occurrence of any other event, change or circumstance that could delay the transaction or result in the termination of the securities sale agreement or the risks that the Company’s synergy estimates are inaccurate or that the Company faces higher than anticipated integration or other costs in connection with the proposed acquisition; the consummation and success of other announced and unannounced acquisitions or dispositions, and the Company’s ability to realize the desired benefits thereof; and the Company’s ability to execute and achieve the desired benefits of announced cost-reduction efforts and strategic and other initiatives. An adverse result with respect to the Company’s appeal of any material outstanding tax assessments or pending litigation, including securities or drug pricing matters, could ultimately require the use of corporate assets to pay such assessments, damages from third-party claims, and related interest and/or penalties, and any such use of corporate assets would limit the assets available for other corporate purposes. These and other important factors, including those discussed under “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2021, as well as the Company’s subsequent filings with the United States Securities and Exchange Commission, may cause actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements in this press release are made only as of the date hereof, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Non-GAAP Measures

This press release contains certain non-GAAP measures. A "non-GAAP financial measure" is defined as a numerical measure of a company's financial performance that excludes or includes amounts different from the most directly comparable measure calculated and presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP) in the statements of operations, balance sheets or statements of cash flows of the Company. Pursuant to the requirements of the U.S. Securities and Exchange Commission, the Company has provided reconciliations to the most directly comparable U.S. GAAP measures for the following non-GAAP financial measures referred to in this press release:

•net sales growth on an organic basis, which excludes acquisitions, including Dr. Fresh and the Eastern European OTC Dermatology brands, divested businesses, including the divested Rosemont Rx liquids business, and the impact of currency,
•adjusted gross profit,
•adjusted net income,
•adjusted diluted earnings per share,
•adjusted gross margin, and
•adjusted operating margin.

These non-GAAP financial measures should be considered as supplements to the GAAP reported measures, should not be considered replacements for, or superior to the GAAP measures and may not be comparable to similarly named measures used by other companies.

The Company provides non-GAAP financial measures as additional information that it believes is useful to investors and analysts in evaluating the performance of the Company's ongoing operating trends, facilitating comparability between periods and, where applicable, with companies in similar industries and assessing the Company's prospects for future performance. These non-GAAP financial measures exclude items, such as impairment charges, restructuring charges, and acquisition and integration-related charges, that by their nature affect comparability of operational performance or that we believe obscure underlying business operational trends. The intangible asset amortization excluded from these non-GAAP financial measure represents the entire amount recorded within the Company’s GAAP financial statements and is excluded because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised. The revenue generated by the associated intangible assets has not been excluded from the related non-GAAP financial measure. The non-GAAP measures the Company provides are consistent with how management analyzes and assesses the operating performance of the Company, and disclosing them provides investor insight into management’s view of the business. Management uses these adjusted financial measures for planning and forecasting in future periods, and evaluating segment and overall operating performance. In addition, management uses certain of the profit measures as factors in determining compensation.

Non-GAAP measures related to profit measurements, which include adjusted gross profit, adjusted net income, adjusted diluted EPS, adjusted gross margin and adjusted operating margin are useful to investors as they provide them with supplemental information to enhance their understanding of the Company’s underlying business performance and trends, and enhance the ability of investors and analysts to compare the Company’s period-to-period financial results. Management believes that adjusted gross margin and adjusted operating margin are useful to investors, in addition to the reasons discussed above, by allowing them to more easily compare and analyze trends in the Company’s peer business group and assisting them in comparing the Company’s overall performance to that of its competitors. As noted, for the fourth quarter of 2020 and the full year periods presented in 2020 and 2021, these adjusted profit measures exclude certain stranded costs, such as those related to corporate and shared service functions related to the RX business. Under GAAP, these stranded costs are reported within continuing operations, but were previously allocated to the RX business. We exclude these costs from all adjusted profit measures, as we do not believe they are representative of the future run-rate of expenses of our continuing operations. The Company also discloses net sales growth excluding the impact of currency on an organic basis. The Company believes these supplemental financial measures provide investors with consistency in financial reporting, enabling meaningful comparisons of past, present and future underlying operating results, and also facilitate analysis of the Company’s operating performance and acquisition and divestiture trends.

A copy of this press release, including the reconciliations, is available on the Company's website at www.perrigo.com.

Perrigo Investor Contact

Bradley Joseph, Vice President, Global Investor Relations & Corporate Communications; (269) 686-3373; e-mail: bradley.joseph@perrigo.com

Nicholas Gallagher, Manager, Global Investor Relations & Corporate Communications; (269) 686-3238, E-mail: nicholas.gallagher@perrigo.com

PERRIGO COMPANY PLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(unaudited)

	Year Ended
	December 31, 2021	December 31, 2020	December 31, 2019
Net sales	$4,138.7	$4,088.2	$3,869.9
Cost of sales	2,722.5	2,593.3	2,436.2
Gross profit	1,416.2	1,494.9	1,433.7

Operating expenses
Distribution	93.0	85.1	82.0
Research and development	122.0	121.7	119.2
Selling	536.4	545.5	538.7
Administration	482.0	478.5	476.5
Impairment charges	173.1	—	13.8
Restructuring	16.9	3.2	25.9
Other operating expense (income)	(417.6)	(4.3)	2.9
Total operating expenses	1,005.8	1,229.7	1,259.0

Operating income	410.4	265.2	174.7

Change in financial assets	—	95.3	(22.1)
Interest expense, net	125.0	127.7	117.5
Other (income) expense, net	26.7	16.3	(68.9)
Loss on extinguishment of debt	—	20.0	0.2
Income from continuing operations before income taxes	258.7	5.9	148.0
Income tax expense (benefit)	389.6	(38.3)	(10.7)
Income (loss) from continuing operations	(130.9)	44.2	158.7
Income (loss) from discontinued operations, net of tax	62.0	(206.8)	(12.6)
Net income (loss)	$(68.9)	$(162.6)	$146.1

Earnings (loss) per share
Basic
Continuing operations	$(0.98)	$0.32	$1.16
Discontinued operations	$0.46	$(1.52)	$(0.09)
Basic earnings per share	$(0.52)	$(1.20)	$1.07
Diluted
Continuing operations	$(0.98)	$0.32	$1.16
Discontinued operations	$0.46	$(1.51)	$(0.09)
Diluted earnings per share	$(0.52)	$(1.19)	$1.07

Weighted-average shares outstanding
Basic	133.6	136.1	136.0
Diluted	133.6	137.2	136.5

PERRIGO COMPANY PLC
CONSOLIDATED BALANCE SHEETS
(in millions, except per share amounts)
(unaudited)

	December 31, 2021	December 31, 2020
Assets
Cash and cash equivalents	$1,864.9	$631.5
Accounts receivable, net of allowance for credit losses of $7.2 and $6.5, respectively	652.9	593.5
Inventories	1,020.2	1,059.4
Prepaid expenses and other current assets	305.8	182.2
Current assets held for sale	16.1	666.9
Total current assets	3,859.9	3,133.5
Property, plant and equipment, net	864.1	864.6
Operating lease assets	166.9	154.7
Goodwill and indefinite-lived intangible assets	3,004.7	3,102.7
Definite-lived intangible assets, net	2,146.1	2,481.5
Deferred income taxes	6.5	40.6
Non-current assets held for sale	—	1,364.0
Other non-current assets	377.5	346.8
Total non-current assets	6,565.8	8,354.9
Total assets	$10,425.7	$11,488.4
Liabilities and Shareholders’ Equity
Accounts payable	$411.2	$451.6
Payroll and related taxes	118.5	152.9
Accrued customer programs	125.6	128.5
Other accrued liabilities	279.4	183.1
Accrued income taxes	16.5	9.0
Current indebtedness	603.8	37.3
Current liabilities held for sale	32.9	419.6
Total current liabilities	1,587.9	1,382.0
Long-term debt, less current portion	2,916.7	3,527.6
Deferred income taxes	239.3	276.2
Non-current liabilities held for sale	—	108.3
Other non-current liabilities	530.1	539.2
Total non-current liabilities	3,686.1	4,451.3
Total liabilities	5,274.0	5,833.3
Commitments and contingencies - Refer to Note 19
Shareholders’ equity
Controlling interests:
Preferred shares, $0.0001 par value per share, 10 shares authorized	—	—
Ordinary shares, €0.001 par value per share, 10,000 shares authorized	7,043.2	7,118.2
Accumulated other comprehensive income	35.5	395.0
Retained earnings (accumulated deficit)	(1,927.0)	(1,858.1)
Total shareholders’ equity	5,151.7	5,655.1
Total liabilities and shareholders' equity	$10,425.7	$11,488.4

Supplemental Disclosures of Balance Sheet Information
Preferred shares, issued and outstanding	—	—
Ordinary shares, issued and outstanding	133.8	133.1

PERRIGO COMPANY PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Year Ended
	December 31, 2021	December 31, 2020	December 31, 2019
Cash Flows From (For) Operating Activities
Net income (loss)	$(68.9)	$(162.6)	$146.1
Adjustments to derive cash flows:
Depreciation and amortization	312.2	384.8	396.5
Loss (Gain) on sale of business	(47.5)	20.9	(71.7)
Share-based compensation	60.1	58.5	52.2
Impairment charges	173.1	346.8	184.5
Change in financial assets	—	96.4	(22.1)
Loss on extinguishment of debt	—	20.0	0.2
Restructuring charges	16.9	3.5	26.3
Deferred income taxes	9.4	(54.5)	(43.9)
Amortization of debt premium	(3.8)	(2.4)	(4.4)
Other non-cash adjustments, net	0.2	(6.0)	37.6
Subtotal	451.7	705.4	701.3
Increase (decrease) in cash due to:
Accounts receivable	(159.7)	168.9	(140.7)
Inventories	(2.4)	(170.6)	(67.0)
Prepaid expenses	—	—	—
Accounts payable	(7.9)	(2.7)	17.0
Payroll and related taxes	(53.0)	10.8	(3.7)
Accrued customer programs	1.4	(43.3)	(48.6)
Accrued liabilities	(21.4)	(23.1)	(23.2)
Accrued income taxes	(47.7)	(7.0)	(74.5)
Other, net	(4.7)	(2.2)	27.2
Subtotal	(295.4)	(69.2)	(313.5)
Net cash from (for) operating activities	156.3	636.2	387.8
Cash Flows From (For) Investing Activities
Proceeds from royalty rights	3.8	4.1	2.9
Acquisitions of businesses, net of cash acquired	—	(168.5)	(747.7)
Asset acquisitions	(70.6)	(35.2)	(149.1)
Purchase of equity method investment	—	(15.0)	—
Proceeds from the Royalty Pharma contingent milestone	—	—	250.0
Additions to property, plant and equipment	(152.1)	(170.4)	(137.7)
Net proceeds from sale of businesses	1,491.9	187.8	182.5
Other investing, net	2.8	9.4	3.0
Net cash from (for) investing activities	1,275.8	(187.8)	(596.1)
Cash Flows From (For) Financing Activities
Borrowings (repayments) of revolving credit agreements and other financing, net	(30.6)	(3.9)	0.5
Issuances of long-term debt	—	743.8	600.0
Payments on long-term debt	—	(590.0)	(476.0)
Premiums on early debt retirement	—	(19.0)	—
Deferred financing fees	—	(6.7)	(1.0)
Issuance of ordinary shares	—	—	0.9
Repurchase of ordinary shares	—	(164.2)	—
Cash dividends	(129.6)	(123.9)	(112.4)
Other financing, net	(18.5)	(17.2)	(10.2)
Net cash from (for) financing activities	(178.7)	(181.1)	1.8
Effect of exchange rate changes on cash and cash equivalents	(15.6)	19.9	9.7
Net increase (decrease) in cash and cash equivalents	1,237.8	287.2	(196.8)
Cash and cash equivalents of continuing operations, beginning of period	631.5	344.5	541.9
Cash and cash equivalents held for sale, beginning of period	10.0	9.8	9.2
Less cash and cash equivalents held for sale, end of period	(14.4)	(10.0)	(9.8)
Cash and cash equivalents of continuing operations, end of period	$1,864.9	$631.5	$344.5

TABLE I
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)
	Three Months Ended December 31, 2021
Consolidated Continuing Operations	Net Sales	Gross Profit	R&D Expense	DSG&A Expense	Restructuring, Impairment Charges, and Other Operating Income	Operating Income	Interest and Other	Income Tax Expense (Benefit)	Income from continuing operations*	Diluted Earnings per Share*
Reported	$1,104.9	$362.3	$30.3	$269.2	$16.2	$46.6	$36.7	$(22.2)	32.1	0.24
As a % of reported net sales		32.8%	2.7%	24.4%	1.5%	4.2%	3.3%	(2.0)%	2.9%
Effective tax rate								(224.8)%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	$—	$22.8	$(0.6)	$(28.2)	$—	$51.6	$(0.5)	$—	$52.1	$0.37
Acquisition and integration-related charges and contingent consideration adjustments	—	—	—	(10.5)	—	10.5	(8.3)	—	18.8	0.14
Impairment charges	—	—	—	—	(11.0)	11.0	—	—	11.0	0.08
Unusual litigation	—	—	—	(4.9)	—	4.9	—	—	4.9	0.04
Restructuring charges and other termination benefits	—	—	—	—	(5.2)	5.2	—	—	5.2	0.04
(Gain) loss on investment securities	—	—	—	—	—	—	(1.1)	—	1.1	0.01
Separation and reorganization expense	—	—	—	(1.7)	—	1.7	—	—	1.7	0.01
Non-GAAP tax adjustments**	—	—	—	—	—	—	—	44.9	(44.9)	(0.33)
Adjusted	1,104.9	$385.1	$29.7	$223.9	$—	$131.5	$26.8	$22.7	$82.0	$0.60
As a % of reported net sales		34.8%	2.7%	20.3%		11.9%	2.4%	2.1%	7.4%
Adjusted effective tax rate								21.7%

			Diluted weighted average shares outstanding
			Reported							135.5

*Individual pre-tax line item adjustments have not been tax effected, as tax expense on these items are aggregated in the "Non-GAAP tax adjustments" line item.
**The non-GAAP tax adjustments are primarily due to $20.3 million tax expense related to pre-tax non-GAAP adjustments and the removal of the following reported items: (1) $18.8 million tax benefit for release of certain non-US tax reserves and (2) $6.4 million tax benefit for non-recurring intra-entity transfers of intellectual property; offset by (3) $6.8 million tax expense related to Base Erosion and Anti-Abuse Tax (BEAT).

TABLE I (CONTINUED)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)
	Three Months Ended December 31, 2020
Consolidated Continuing Operations	Net Sales	Gross Profit	R&D Expense	DSG&A Expense	Restructuring, Impairment Charges, and Other Operating Income	Operating Income	Interest, Other, and Change in Financial Assets	Income Tax Expense (Benefit)	Income (Loss) from continuing operations*	Diluted Earnings (Loss) per Share*
Reported	$1,053.2	$384.3	$33.0	$312.5	$1.2	$37.6	$153.0	$(63.2)	$(52.2)	$(0.39)
As a % of reported net sales		36.5%	3.1%	29.7%	0.1%	3.6%	14.5%	(6.0)%	(5.0)%
Effective tax rate								54.7%
Pre-tax adjustments:
Amortization expense primarily related to acquired intangible assets	$—	$23.5	$(0.4)	$(39.1)	$—	$63.0	$—	$—	$63.0	$0.46
Restructuring charges and other termination benefits	—	—	—	—	(1.7)	1.7	—	—	1.7	0.01
Separation and reorganization expense	—	—	—	(0.2)	—	0.2	—	—	0.2	—
Acquisition and integration-related charges and contingent consideration adjustments	—	0.8	—	(3.4)	—	4.2	—	—	4.2	0.03
Unusual litigation	—	—	—	(1.5)	0.5	1.0	—	—	1.0	0.01
(Gain) loss on investment securities	—	—	—	—	—	—	(0.7)	—	0.7	0.01
(Gain) loss on divestitures	—	—	—	—	—	—	(2.3)	—	2.3	0.02
Change in financial assets	—	—	—	—	—	—	(121.2)	—	121.2	0.89
Indirect RX business support costs**	—	(0.5)	(0.4)	(9.3)	—	9.2	—	—	9.2	0.07
Non-GAAP tax adjustments***	—	—	—	—	—	—	—	87.5	(87.5)	(0.64)
Adjusted	$1,053.2	$408.1	$32.2	$259.0	$—	$116.9	$28.8	$24.3	$63.8	$0.47
As a % of reported net sales		38.7%	3.1%	24.6%		11.1%	2.7%	2.3%	6.1%
Adjusted effective tax rate								27.6%

						Diluted weighted average shares outstanding
						Reported				135.4
Effect of dilution as reported amount was a loss, while adjusted amount was income****										1.2
						Adjusted				136.6

*Individual pre-tax line item adjustments have not been tax effected, as tax expense on these items are aggregated in the "Non-GAAP tax adjustments" line item.
**Includes certain costs, which are reported in GAAP continuing operations but were previously allocated to the RX business. On a go-forward basis, such costs will either be covered by the transition services agreement or eliminated following closing. Accordingly, we do not believe such operational costs are representative of the future expenses of our continuing operations.
***The non-GAAP tax adjustments are primarily due to the removal of $78.2 million tax benefits related to valuation allowance releases in the U.S.
*****In the period of a reported net loss, diluted shares outstanding equal basic shares outstanding.

TABLE I (CONTINUED)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)
	Twelve Months Ended December 31, 2021
Consolidated Continuing Operations	Net Sales	Gross Profit	R&D Expense	DSG&A Expense	Restructuring, Impairment Charges, and Other Operating Income	Operating Income	Interest and Other	Income Tax Expense	Income (loss) from continuing operations*	Diluted Earnings (Loss) per Share*
Reported	$4,138.7	$1,416.2	$122.0	$1,111.4	$(227.6)	$410.4	$151.7	$389.6	$(130.9)	$(0.98)
As a % of reported net sales		34.2%	2.9%	26.9%	(5.5)%	9.9%	3.7%	9.4%	(3.2)%
Effective tax rate								150.6%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	$—	$91.8	$(3.0)	$(118.4)	$—	$213.2	$(2.8)	$—	$216.0	$1.61
Acquisition and integration-related charges and contingent consideration adjustments	—	1.5	(0.4)	(14.4)	—	16.3	(21.4)	—	37.7	0.28
Restructuring charges and other termination benefits	—	—	—	—	(16.9)	16.9	—	—	16.9	0.13
(Gain) loss on divestitures	—	—	—	—	—	—	(2.5)	—	2.5	0.02
Unusual litigation	—	—	—	(52.4)	417.6	(365.2)	—	—	(365.2)	(2.71)
Separation and reorganization expense	—	—	—	(2.1)	—	2.1	—	—	2.1	0.02
Impairment charges	—	—	—	—	(173.1)	173.1	—	—	173.1	1.28
(Gain) loss on investment securities	—	—	—	—	—	—	(2.0)	—	2.0	0.01
Indirect RX business support costs**	—	2.9	0.3	(9.6)	—	12.2	—	—	12.2	0.09
Non-GAAP tax adjustments***	—	—	—	—	—	—	—	(311.2)	311.2	2.31
Adjusted	$4,138.7	$1,512.4	$118.9	$914.5	$—	$479.0	$123.0	$78.4	$277.6	$2.06
As a % of reported net sales		36.5%	2.9%	22.1%		11.6%	3.0%	1.9%	6.7%
Adjusted effective tax rate								22.0%

				Diluted weighted average shares outstanding
				Reported						133.6
			Effect of dilution as reported amount was a loss, while adjusted amount was income****							1.3
				Adjusted						134.9

*Individual pre-tax line item adjustments have not been tax effected, as tax expense on these items are aggregated in the "Non-GAAP tax adjustments" line item.
**Includes certain costs, which are reported in GAAP continuing operations but were previously allocated to the RX business. On a go-forward basis, such costs will either be covered by the transition services agreement or eliminated following closing. Accordingly, we do not believe such operational costs are representative of the future expenses of our continuing operations.
***The non-GAAP tax adjustments are primarily due to $42.4 million tax expense related to pre-tax non-GAAP adjustments and the removal of the following reported items: (1) $307.9 million tax expense related to the settlement of the Irish Notice of Assessment, (2) $47.8 million tax expense related to non-recurring intra-entity transfers of intellectual property and (3) $15.7 million tax expense related to Base Erosion and Anti-Abuse Tax (BEAT); offset by (4) $18.8 million tax benefit for release of certain non-US tax reserves.

****In the period of a net loss, reported diluted shares outstanding equal basic shares outstanding.

TABLE I (CONTINUED)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)
	Twelve Months Ended December 31, 2020
Consolidated Continuing Operations	Net Sales	Gross Profit	R&D Expense	DSG&A Expense	Restructuring, Impairment Charges, and Other Operating Income	Operating Income	Interest, Other, and Change in Financial Assets	Income Tax Expense (Benefit)	Income from continuing operations*	Diluted Earnings per Share*
Reported	$4,088.2	$1,494.9	$121.7	$1,109.1	$(1.1)	$265.2	$259.3	$(38.3)	$44.2	$0.32
As a % of reported net sales		36.6%	3.0%	27.1%	—%	6.5%	6.3%	(0.9)%	1.1%
Effective tax rate								(648.1)%
Pre-tax adjustments:
Amortization expense primarily related to acquired intangible assets	$—	$90.0	$(1.5)	$(128.2)	$—	$219.7	$—	$—	$219.7	$1.60
Acquisition and integration-related charges and contingent consideration adjustments	—	2.8	—	(9.8)	—	12.6	—	—	12.6	0.09
Separation and reorganization expense	—	—	—	(1.1)	—	1.1	—	—	1.1	0.01
Unusual litigation	—	—	—	(14.0)	4.3	9.7	—	—	9.7	0.07
(Gain) loss on investment securities	—	—	—	—	—	—	(4.2)	—	4.2	0.03
Restructuring charges and other termination benefits	—	—	—	—	(3.2)	3.2	—	—	3.2	0.02
(Gain) loss on divestitures	—	—	—	(0.3)	—	0.3	(20.8)	—	21.1	0.15
Change in financial assets	—	—	—	—	—	—	(95.3)	—	95.3	0.69
Loss on early debt extinguishment	—	—	—	—	—	—	(20.0)	—	20.0	0.15
Indirect RX business support costs**	—	2.4	(0.9)	(25.3)	—	28.6	—	—	28.6	0.21
Non-GAAP tax adjustments***	—	—	—	—	—	—	—	139.4	(139.4)	(1.01)
Adjusted	$4,088.2	$1,590.1	$119.3	$930.4	$—	$540.4	$119.0	$101.1	$320.3	$2.33
As a % of reported net sales		38.9%	2.9%	22.8%		13.2%	2.9%	2.5%	7.8%
Adjusted effective tax rate								24.0%

						Diluted weighted average shares outstanding
						Reported				137.2

*Individual pre-tax line item adjustments have not been tax effected, as tax expense on these items are aggregated in the "Non-GAAP tax adjustments" line item.
**Includes certain costs, which are reported in GAAP continuing operations but were previously allocated to the RX business. On a go-forward basis, such costs will either be covered by the transition services agreement or eliminated following closing. Accordingly, we do not believe such operational costs are representative of the future expenses of our continuing operations.
***The non-GAAP tax adjustments are primarily due to $53.0 million tax expense related to pre-tax non-GAAP adjustments and the removal of the following reported items: (1) $78.2 million tax benefits related to U.S. valuation allowance releases and (2) $15.9 million related to retroactive U.S. CARES Act adjustments to prior tax years; offset by (3) $9.0 million tax expense related to Base Erosion and Anti-Abuse Tax (BEAT).

TABLE II
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED SEGMENT INFORMATION
(in millions)
(unaudited)
	Three Months Ended					Three Months Ended
	December 31, 2021					December 31, 2020
Consumer Self-Care Americas	Net Sales	Gross Profit	R&D Expense	DSG&A Expense	Operating Income	Net Sales	Gross Profit	R&D Expense	DSG&A Expense	Operating Income
Reported	$736.1	$195.6	$17.1	$80.9	$92.5	$700.8	$226.2	$21.2	$88.4	$116.6
As a % of reported net sales		26.6%	2.3%	11.0%	12.6%		32.3%	3.0%	12.6%	16.6%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	$—	$6.1	$(0.1)	$(6.4)	$12.7	$—	$6.0	$—	$(7.3)	$13.3
Unusual litigation	—	—	—	—	—	—	—	—	—	(0.5)
Impairment charges	—	—	—	—	1.0	—	—	—	—	—
Restructuring charges and other termination benefits	—	—	—	—	4.1	—	—	—	—	0.4
Acquisition and integration-related charges and contingent consideration adjustments	—	—	—	—	—	—	—	—	(2.0)	2.0
Indirect RX business support costs*	—	—	—	—	—	—	(0.6)	(0.4)	(0.4)	0.3
Adjusted	$736.1	$201.7	$17.0	$74.5	$110.3	$700.8	$231.6	$20.8	$78.7	$132.1
As a % of reported net sales		27.4%	2.3%	10.1%	15.0%		33.0%	3.0%	11.2%	18.8%

*Includes certain costs, which are reported in GAAP continuing operations but were previously allocated to the RX business. On a go-forward basis, such costs will either be covered by the transition services agreement or eliminated following closing. Accordingly, we do not believe such operational costs are representative of the future expenses of our continuing operations.

TABLE II (CONTINUED)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED SEGMENT INFORMATION
(in millions)
(unaudited)
	Three Months Ended					Three Months Ended
	December 31, 2021					December 31, 2020
Consumer Self-Care International	Net Sales	Gross Profit	R&D Expense	DSG&A Expense	Operating Income	Net Sales	Gross Profit	R&D Expense	DSG&A Expense	Operating Income
Reported	$368.8	$166.7	$13.2	$129.6	$13.1	$352.4	$157.8	$11.8	$158.4	$(13.4)
As a % of reported net sales		45.2%	3.6%	35.1%	3.6%		44.8%	3.3%	44.9%	(3.8)%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	$—	$16.6	$(0.5)	$(21.8)	$38.9	$—	$17.6	$(0.4)	$(24.5)	$42.4
Impairment charges	—	—	—	—	10.0	—	—	—	—	—
Unusual litigation	—	—	—	2.9	(2.9)	—	—	—	(1.5)	1.5
Restructuring charges and other termination benefits	—	—	—	—	0.8	—	—	—	—	1.0
Acquisition and integration-related charges and contingent consideration adjustments	—	—	—	—	—	—	0.8	—	(1.4)	2.2
Adjusted	$368.8	$183.3	$12.7	$110.7	$59.9	$352.4	$176.2	$11.4	$131.0	$33.7
As a % of reported net sales		49.7%	3.4%	30.0%	16.3%		50.0%	3.2%	37.2%	9.6%

TABLE II (CONTINUED)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED SEGMENT INFORMATION
(in millions)
(unaudited)
	Twelve Months Ended					Twelve Months Ended
	December 31, 2021					December 31, 2020
Consumer Self-Care Americas	Net Sales	Gross Profit	R&D Expense	DSG&A Expense	Operating Income	Net Sales	Gross Profit	R&D Expense	DSG&A Expense	Operating Income
Reported	$2,693.1	$765.1	$74.4	$314.0	$206.5	$2,693.0	$853.5	$74.6	$317.4	$465.0
As a % of reported net sales		28.4%	2.8%	11.7%	7.7%		31.7%	2.8%	11.8%	17.3%
Pre-tax adjustments:
Amortization expense primarily related to acquired intangible assets	$—	$24.7	$(0.4)	$(26.0)	$51.0	$—	$22.4	$—	$(28.4)	$50.9
Unusual litigation	—	—	—	—	—	—	—	—	—	(4.3)
Impairment charges	—	—	—	—	162.2	—	—	—	—	—
Restructuring charges and other termination benefits	—	—	—	—	8.0	—	—	—	—	0.8
Indirect RX business support costs*	—	2.1	(0.6)	—	2.7	—	2.4	(0.9)	(1.1)	4.4
Acquisition and integration-related charges and contingent consideration adjustments	—	1.4	(0.4)	(1.2)	3.1	—	2.0	—	(8.4)	10.4
Adjusted	$2,693.1	$793.3	$73.0	$286.8	$433.5	$2,693.0	$880.3	$73.7	$279.5	$527.2
As a % of reported net sales		29.5%	2.7%	10.6%	16.1%		32.7%	2.7%	10.4%	19.6%

*Includes certain costs, which are reported in GAAP continuing operations but were previously allocated to the RX business. On a go-forward basis, such costs will either be covered by the transition services agreement or eliminated following closing. Accordingly, we do not believe such operational costs are representative of the future expenses of our continuing operations.

TABLE II (CONTINUED)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED SEGMENT INFORMATION
(in millions)
(unaudited)
	Twelve Months Ended					Twelve Months Ended
	December 31, 2021					December 31, 2020
Consumer Self-Care International	Net Sales	Gross Profit	R&D Expense	DSG&A Expense	Operating Income	Net Sales	Gross Profit	R&D Expense	DSG&A Expense	Operating Income
Reported	$1,445.6	$651.1	$47.6	$550.4	$36.1	$1,395.2	$641.1	$47.2	$560.2	$32.3
As a % of reported net sales		45.0%	3.3%	38.1%	2.5%		45.9%	3.4%	40.1%	2.3%
Pre-tax adjustments:
Amortization expense primarily related to acquired intangible assets	$—	$67.8	$(1.8)	$(92.5)	$162.2	$—	$67.6	$(1.5)	$(92.3)	$161.5
Impairment charges	—	—	—	—	10.9	—	—	—	—	—
Restructuring charges and other termination benefits	—	—	—	—	6.1	—	—	—	—	1.4
(Gain) loss on divestitures	—	—	—	—	—	—	—	—	(0.3)	0.3
Unusual litigation		—	—	2.9	(2.9)		—	—	(1.5)	1.5
Acquisition and integration-related charges and contingent consideration adjustments	—	—	—	—	—	—	0.8	—	(1.3)	2.1
Adjusted	$1,445.6	$718.9	$45.8	$460.8	$212.4	$1,395.2	$709.5	$45.7	$464.8	$199.1
As a % of reported net sales		49.7%	3.2%	31.9%	14.7%		50.8%	3.3%	33.3%	14.3%

TABLE III
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED NET SALES GROWTH - SELECTED SEGMENTS
(in millions)
(unaudited)

	Three Months Ended
	December 31, 2021	December 31, 2020	Total Change	FX Change	Constant Currency Change
Reported Net sales
Consolidated Continuing Operations	$1,104.9	$1,053.2	4.9%	0.8%	5.7%
CSCA	$736.1	$700.8	5.0%	—%	5.0%
CSCI	$368.8	$352.4	4.6%	2.4%	7.0%

Consolidated Continuing Operations	$1,104.9	$1,053.2
Less: Eastern European Brands Acquisition	(2.1)	—
Organic Consolidated Continuing Operations net sales	$1,102.8	$1,053.2	4.7%	0.8%	5.5%

CSCI	$368.8	$352.4
Less: Eastern European Brands Acquisition	(2.1)	—
Organic CSCI net sales	$366.7	$352.4	4.1%	2.3%	6.4%

CSCI Net Sales
Skincare and personal hygiene	$86.4	$76.4	13.1%	2.6%	15.7%
Upper respiratory	82.0	63.2	29.7%	2.9%	32.6%
Vitamins, minerals, and supplements	54.6	61.1	(10.6)%	2.1%	(8.5)%
Pain and sleep aids	53.4	54.4	(1.8)%	2.2%	0.4%
Healthy lifestyle	38.8	40.7	(4.7)%	2.0%	(2.7)%
Oral care	23.4	29.0	(19.3)%	1.7%	(17.6)%
Digestive health and other	30.2	27.6	9.4%	2.9%	12.3%
Total CSCI Net Sales	$368.8	$352.4

TABLE III (CONTINUED)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED NET SALES GROWTH - SELECTED SEGMENTS
(in millions)
(unaudited)
	Twelve Months Ended
	December 31, 2021	December 31, 2020	Total Change	FX Change	Constant Currency Change
Reported Net sales
Consolidated Continuing Operations	$4,138.7	$4,088.2	1.2%	(1.5)%	(0.3)%
CSCA	$2,693.1	$2,693.0	—%	(0.2)%	(0.2)%
CSCI	$1,445.6	$1,395.2	3.6%	(4.0)%	(0.4)%

Consolidated Continuing Operations	$4,138.7	$4,088.2	1.2%	(1.5)%	(0.3)%
Less: Rosemont Pharmaceuticals business	—	(28.7)
Consolidated Continuing Operations net sales excluding divested businesses	$4,138.7	$4,059.5	2.0%	(1.5)%	0.5%
Less: Dr. Fresh*	(25.1)	—
Less: Eastern European Brands Acquisition	(21.1)	—
Organic Consolidated Continuing Operations net sales	$4,092.5	$4,059.5	0.8%	(1.5)%	(0.7)%

CSCA	$2,693.1	$2,693.0
Less: Dr. Fresh*	(23.8)	—
Organic CSCA net sales	$2,669.3	$2,693.0	(0.9)%	(0.2)%	(1.1)%

CSCI	$1,445.6	$1,395.2	3.6%	(4.0)%	(0.4)%
Less: Rosemont Pharmaceuticals business	—	(28.7)
CSCI net sales as so adjusted excluding divested businesses	$1,445.6	$1,366.5	5.8%	(4.1)%	1.7%
Less: Dr. Fresh*	(1.3)	—
Less: Eastern European Brands Acquisition	(21.1)	—
Organic CSCI net sales	$1,423.2	$1,366.5	4.1%	(4.0)%	0.1%

*Dr. Fresh acquisition comprises all oral care assets purchased from High Ridge Brands, including the brands Dr. Fresh®, REACH® and Firefly®.

CSCI Net Sales
Upper respiratory	$226.2	$255.1	(11.3)%	(2.4)%	(13.7)%
Healthy lifestyle	179.3	165.4	8.4%	(4.7)%	3.7%
Skincare and personal hygiene	394.3	351.8	12.1%	(4.9)%	7.2%
Vitamins, minerals, and supplements	217.4	201.0	8.2%	(4.2)%	4.0%
Pain and sleep-aids	201.8	190.4	6.0%	(3.9)%	2.1%
Oral care	95.8	97.8	(2.0)%	(3.9)%	(5.9)%
Digestive health and other	130.8	133.7	(2.2)%	(3.9)%	(6.1)%
Total CSCI Net Sales	$1,445.6	$1,395.2

TABLE IV
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED AND SEGMENT INFORMATION
(in millions)
(unaudited)
	Three Months Ended
	December 31, 2021	December 31, 2020	Total Change
Consolidated Continuing Operations adjusted EPS	$0.60	$0.47	27.7%

Adjusted operating income
Consolidated Continuing Operations	$131.5	$116.9	12.5%
CSCI Continuing Operations	$59.9	$33.7	77.7%

	Twelve Months Ended
	December 31, 2021	December 31, 2020	Total Change
Consolidated Continuing Operations adjusted EPS	$2.06	$2.33	(11.6)%

Adjusted operating income
CSCI	$212.4	$199.1	6.7%